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                                                                    EXHIBIT (11)

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                                                   THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
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                                                          Computation of Earnings Per Share
                                                         ----------------------------------
                                                        Dollars and Share Amounts in Millions

                                                                             Years Ended June 30
                                                    -----------------------------------------------------------------------------
NET EARNINGS PER SHARE                              1992             1993              1994             1995              1996
- ----------------------                              ------           ------            ------           ------            ------
Net Earnings/(Loss)                                 $1,872           $(656)            $2,211           $2,645            $3,046
  Deduct preferred stock dividends                      94             102                102              102               103
                                                    -------          -------           -------          -------           -------
Net Earnings/(Loss) Applicable to Common Stock       1,778            (758)             2,109            2,543            $2,943
- ----------------------------------------------
  Average number of common shares
    outstanding                                      677.4           680.4              683.1            686.0             686.3

Per Share
- ---------
  Net earnings before prior years' effect
    of accounting changes                                            $0.25
  Prior year effect of accounting changes                           $(1.36)

  Net Earnings/(Loss) per share                      $2.62          $(1.11)            $3.09             $3.71             $4.29

NET EARNINGS PER SHARE ASSUMING
FULL DILUTION
- -------------------------------
Net Earnings/(Loss)                                 $1,872           $(656)            $2,211           $2,645            $3,046
  Deduct differential -- preferred
    vs. common dividends                                60              57                 51               45                39
                                                    --------         --------          --------         --------          -------
Net Earnings/(Loss) Applicable to Common Stock       1,812            (713)             2,160            2,600             3,007
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  Average number of common shares outstanding        677.4           680.4              683.1            686.0             686.3
  Add potential effect of:
    Exercise of options                                7.5             7.2                6.0              8.5               9.9
    Conversion of preferred stock                     55.2            54.7               53.9             52.8              51.9
                                                    --------         --------          --------         --------          -------
  Average number of common shares
    outstanding, assuming full dilution              740.1           742.3              743.0            747.3             748.1

Per Share Assuming full dilution
- --------------------------------
  Net earnings before prior years' effect
    of accounting changes                                            $0.29
  Prior year effect of accounting changes                           $(1.25)

  Net Earnings/(Loss)                                $2.45          $(0.96)            $2.91            $3.48             $4.02
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